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                                                                    EXHIBIT 3.9

                          CERTIFICATE OF INCORPORATION

                                       OF

                       DIVESTED COMPANIES HOLDING COMPANY

                                      *****

            1. The name of the corporation is Divested Companies Holding Company

            2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

            3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            4. The total number of shares of stock which the corporation shall have authority to issue is Three Thousand (3,000); all of such shares shall be without par value.

            5A. The name and mailing address of each incorporator is as follows:

   NAME                                MAILING ADDRESS
-------------                     --------------------------
V. A. Brookens                    1209 Orange Street
                                  Wilmington, Delaware 19801

J. L. Austin                      1209 Orange Street
                                  Wilmington, Delaware 19801

T. L. Coles                       1209 Orange Street
                                  Wilmington, Delaware 19801

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            5B. The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

   NAME                                MAILING ADDRESS

J. Barbera                        1209 Orange Street
                                  Wilmington, DE 19801

A. M. Home                        1209 Orange Street
                                  Wilmington, DE 19801

E. G. Geist                       1209 Orange Street
                                  Wilmington, DE 19801

            6. The corporation is to have perpetual existence.

            7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

            To make, alter or repeal the by-laws of the corporation.

            To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

            To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

            By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any

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meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the by-laws of the corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

            When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

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            8. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal, amendment or other modification of this Article shall not affect the liability of alleged liability of any director of the corporation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

            9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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            WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 24th day of November __, 1987.

                                                 /s/ V. A. Brookens
                                                 -------------------------------
                                                 V. A. Brookens

                                                 /s/ J. L. Austin
                                                 -------------------------------
                                                 J. L. Austin

                                                 /s/ T. L.Coles
                                                 -------------------------------
                                                 T. L. Coles